Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2021 FOURTH QUARTER FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (February 11, 2022) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its fourth quarter 2021 results. Select highlights for the fourth quarter include:

•	Net income of $2.3 million
•	Deposit growth of $46.6 million
•	Basic and diluted earnings per share of $0.66
•	Loan activity:
▪	PPP forgiveness - $13.0 million
▪	Sales - $64.9 million
▪	Net growth - $62.6 million

Brandon Lorey, President and CEO, stated “I could not be more proud of the Bank of Clarke team and what they have accomplished over the past year. Despite over $100 million in PPP run-off, the Bank has seen average assets increase by over $180 million with total loans increasing $149 million and deposits up $164 million since December of 2020. Non-interest income as a percentage of total income continues to climb as the Bank focuses on multiple revenue sources such as mortgage and marine loan sales and expanded fiduciary income to lessen its reliability on interest income in the coming years. Excluding the quarter’s one-time legal expense related to the Bank's business line expansion, the Company would have realized record annualized Earnings Per Share ($1.13) and annualized Net Income ($14.5 million). This past year has been fraught with challenges and our employees have done everything in their power to continue to focus on serving the financial needs of our customers, with great success.”

Income Statement Review

Net income for the quarter ended December 31, 2021 was $2.3 million reflecting a decrease of 20.7% from the quarter ended September 30, 2021 and a decrease of 8.9% from the quarter ended December 31, 2020. The decrease from both periods was mainly driven by increased legal expenses partially offset by increases in net interest income as the Company continues to grow earning assets while keeping the costs of funds as low as possible.  Net income was $2.9 million for the three-month period ended September 30, 2021 and $2.5 million for the quarter ended December 31, 2020.

Net interest income for the quarters ended December 31, 2021 and September 30, 2021 was $11.1 million and $10.4 million, respectively. Net interest income was $9.4 million for the quarter ended December 31, 2020.  The increase in net interest income from the quarters ended September 30, 2021 and December 31, 2020 resulted primarily from growth in the Company’s loan portfolio and reduced interest expense on deposit accounts.

Total loan interest income was $10.7 million and $10.0 million for the quarters ended December 31, 2021 and September 30, 2021, respectively.  Total loan interest income was $9.2 million for the quarter ended December 31, 2020. Total loan interest income increased $1.4 million or 15.3% from the quarter ended December 31, 2020 to the quarter ended December 31, 2021. Average loans for the quarter ended December 31, 2021 were $963.9 million compared to $825.7 million for the quarter ended December 31, 2020.  The tax equivalent yield on average loans for the quarter ended December 31, 2021 was 4.40%, a decrease of seven basis points from the 4.47% average yield for the same time period in 2020. The majority of this decrease in yield can be attributed to loans being originated at a rate lower than those that are paying off.

Interest and dividend income from the investment portfolio was $784 thousand for the quarter ended December 31, 2021 compared to $707 thousand for the quarter ended September 30, 2021. Interest income and dividend income from the investment portfolio was $729 thousand for the quarter ended December 31, 2020. Average investments for the quarter ended December 31, 2021 were $197.1 million compared to $179.5 million for the quarter ended September 30, 2021. Average investments were $149.1 million for the quarter ended December 31, 2020. The tax equivalent yield on average investments for the quarter ended December 31, 2021 was 1.64%, up two basis points from 1.62% for the quarter ended September 30, 2021 and down 39 basis points from 2.03% for the quarter ended December 31, 2020.

Total interest expense was $373 thousand for the three months ended December 31, 2021 and $383 thousand and $592 thousand for three months ended September 30, 2021 and December 31, 2020, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased one and 18 basis points when comparing the quarter ended December 31, 2021 to the quarters ended September 30, 2021 and  December 31, 2020, respectively. The average balance of interest-bearing liabilities increased $27.0 million from the quarter ended September 30, 2021 to the quarter ended December 31, 2021. The average balance of interest-bearing liabilities increased $103.6 million from the quarter ended December 31, 2020 to the same period in 2021.

The net interest margin was 3.67% for the quarter ended December 31, 2021. For the quarters ended September 30, 2021 and December 31, 2020, the net interest margin was 3.56% and 3.63%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.4 million for the quarter ended December 31, 2021, which represented an increase of $481 thousand or 16.7% from the $2.9 million for the three months ended September 30, 2021. The increase was driven mostly by the increase of $813 thousand in gain on sale of loans held for sale recognized during the quarter ended December 31, 2021.   Noninterest income for the quarter ended December 31, 2020 was $2.3 million. The increase between the quarters ended December 31, 2021 and December 31, 2020 was driven by several factors including the gain on sale of loans held for sale. In addition, income from fiduciary activities increased $331 or 104.4% due to an increase in assets under management during the third and fourth quarters of 2021.

Noninterest expense increased $2.4 million, or 24.8%, to $11.9 million for the quarter ended December 31, 2021 from $9.5 million for the quarter ended September 30, 2021.  Noninterest expense was $8.1 million for the quarter ended December 31, 2020, representing an increase of $3.8 million or 46.9% when comparing to the quarter ended December 31, 2021 to the quarter ended December 31, 2020. Legal expenses have increased primarily from the expansion of the Bank's wealth management business line and also its build out of the marine lending division. Approximately $2.0 million of these expenses are expected to be one-time fees. An increase in salaries and benefits expenses was also noted. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 191 at December 31, 2020, to 221 at December 31, 2021.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $3.7 million or 0.30% of total assets at September 30, 2021 to $2.8 million or 0.21% of total assets at December 31, 2021. This decrease resulted from one nonaccrual loan totalling $638 thousand being returned to accrual status during the quarter ended December 31, 2021. In addition, the one remaining OREO property was sold during the quarter ended December 31, 2021. Nonperforming assets were $5.4 million at December 31, 2020.  Total nonaccrual loans were $2.7 million at December 31, 2021 and $3.5 million at September 30, 2021. Nonaccrual loans were $4.8 million at December 31, 2020. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at zero at December 31, 2021 and $193 thousand at September 30, 2021.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At December 31, 2021, the Company had 17 troubled debt restructurings totalling $2.7 million. Approximately $2.5 million or 15 loans are performing loans, while the remaining loans are on non-accrual status. At September 30, 2021, the Company had 17 troubled debt restructurings totalling $2.7 million. Approximately $1.9 million or 14 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $39 thousand in net recoveries for the quarter ended December 31, 2021 versus $50 thousand in net recoveries for the three months ended September 30, 2021. During the three months ended December 31, 2020, $267 thousand in net charge offs were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $300 thousand for the quarter ended December 31, 2021. The Company recognized provision for loan losses of $300 thousand and $702 thousand for the quarters ended September 30, 2021 and December 31, 2020, respectively. The provision for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020 resulted mostly from loan growth during the quarter. Additional provision was needed in December 31, 2020 due to the charge-offs that were recognized during the fourth quarter of 2020. The ratio of allowance for loan losses to total loans was 0.89% at December 31, 2021 and 0.91% at September 30, 2021.  The ratio of allowance for loan losses to total loans was 0.85% at December 31, 2020. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.91% at December 31, 2021, 0.94% at September 30, 2021 and 0.98% as December 31, 2020. The ratio of allowance for loan losses to total nonaccrual loans was 322.70% at December 31, 2021.  The ratio of allowance for loan losses to total nonaccrual loans was 239.18% and 146.85% at September 30, 2021 and December 31, 2020, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at December 31, 2021 were $1.30 billion, which represented an increase of $50.3 million or 4.0% from total assets of $1.25 billion at September 31, 2021. At December 31, 2020 total consolidated assets were $1.13 billion. Total gross loans increased $62.4 million from $924.2 million at September 30, 2021 to $986.6 million at December 31, 2021. During the quarter, $13.0 million in SBA PPP loans were forgiven and $64.9 million in loans were sold. The Company sold $6.8 million in mortgage loans on the secondary market and $58.1 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $813 thousand. Total securities decreased $9.1 million from $202.5 million at September 30, 2021, to $193.4 million at December 31, 2021. At December 31, 2020 total investment securities were $166.2 million and total loans were $836.3 million. The growth in total loans and total assets was largely due to regular loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $46.6 million to $1.18 billion at December 31, 2021 from $1.13 billion at September 30, 2021. At December 31, 2020 total deposits were $1.01 billion.  The growth in deposits was mainly organic growth as we expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2021 or December 31, 2020.

Equity

Shareholders’ equity was $110.3 million and $109.8 million at December 31, 2021 and September 30, 2021, respectively. Shareholders’ equity was $105.1 million at December 31, 2020. The book value of the Company at December 31, 2021 was $32.22 per common share. Total common shares outstanding were 3,454,128 at December 31, 2021. On January 26,

2022, the board of directors declared a $0.28 per common share cash dividend for shareholders of record as of February 7, 2022 and payable on February 18, 2022.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to work steadfastly to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company originated 1,372 PPP loans (through two rounds of lending), totaling $132.1 million, into the hands of our community’s small businesses. During the quarter ended December 31, 2021, $13.0 million of PPP loans were forgiven. As of December 31, 2021, $15.9 million in PPP loans are still outstanding. In addition to local small businesses, the Company worked with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 were granted a deferral in loan payments for up to 90 days. During 2020 and through the quarter ended March 31, 2021, the Company approved 256 deferrals with loan balances totalling approximately $127.5 million for its customers experiencing hardships related to COVID-19. As of December 31, 2021, all loans had begun making payments on their loans after the deferral date had passed.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	4Q21	3Q21	2Q21	1Q21	4Q20
Net Income (dollars in thousands)	$2,283	$2,873	$3,003	$2,862	$2,506
Earnings per share, basic	$0.66	$0.83	$0.87	$0.84	$0.74
Earnings per share, diluted	$0.66	$0.83	$0.87	$0.84	$0.74
Return on average total assets	0.70%	0.92%	1.01%	1.02%	0.91%
Return on average total equity	8.20%	10.48%	11.47%	11.04%	9.56%
Dividend payout ratio	42.42%	33.73%	31.03%	32.14%	35.14%
Fee revenue as a percent of total revenue	15.16%	16.40%	15.79%	15.62%	15.61%
Net interest margin(1)	3.67%	3.56%	3.56%	3.62%	3.63%
Yield on average earning assets	3.79%	3.69%	3.71%	3.81%	3.85%
Rate on average interest-bearing liabilities	0.22%	0.23%	0.27%	0.32%	0.40%
Net interest spread	3.57%	3.46%	3.44%	3.49%	3.45%
Tax equivalent adjustment to net interest income (dollars in thousands)	$32	$37	$50	$53	$56
Non-interest income to average assets	1.04%	0.92%	0.89%	0.86%	0.81%
Non-interest expense to average assets	3.66%	3.05%	2.95%	2.82%	2.92%
Efficiency ratio(2)	81.53%	71.31%	67.83%	66.25%	69.21%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	4Q21	3Q21	2Q21	1Q21	4Q20
BALANCE SHEET RATIOS
Loans to deposits	83.73%	81.74%	79.90%	81.93%	82.55%
Average interest-earning assets to average-interest bearing liabilities	173.49%	173.86%	176.80%	174.95%	175.23%
PER SHARE DATA
Dividends	$0.28	$0.28	$0.27	$0.27	$0.26
Book value	32.22	32.21	31.59	30.92	31.05
Tangible book value	32.22	32.21	31.59	30.92	31.05
SHARE PRICE DATA
Closing price	$34.65	$34.20	$34.10	$31.99	$29.50
Diluted earnings multiple(1)	13.13	10.30	9.80	9.52	9.97
Book value multiple(2)	1.08	1.06	1.08	1.03	0.95
COMMON STOCK DATA
Outstanding shares at end of period	3,454,128	3,449,204	3,437,782	3,429,686	3,405,035
Weighted average shares outstanding	3,451,383	3,448,352	3,433,057	3,426,839	3,410,220
Weighted average shares outstanding, diluted	3,451,383	3,448,352	3,433,057	3,426,839	3,410,220
CAPITAL RATIOS
Total equity to total assets	8.46%	8.76%	8.83%	8.87%	9.30%
CREDIT QUALITY
Net charge-offs to average loans	(0.00)%	(0.01)%	(0.01)%	(0.01)%	0.03%
Total non-performing loans to total loans	0.28%	0.38%	0.56%	0.49%	0.58%
Total non-performing assets to total assets	0.21%	0.30%	0.44%	0.41%	0.48%
Non-accrual loans to:
total loans	0.28%	0.38%	0.51%	0.49%	0.58%
total assets	0.21%	0.28%	0.36%	0.36%	0.43%
Allowance for loan losses to:
total loans	0.89%	0.91%	0.92%	0.88%	0.85%
non-performing assets	317.68%	226.79%	151.22%	160.64%	130.46%
non-accrual loans	322.70%	239.18%	182.71%	179.82%	146.85%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$43	$—	$500	$—	$—
Non-accrual loans	2,723	3,532	4,432	4,313	4,832
Other real estate owned and repossessed assets	—	193	423	515	607
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$42	$45	$19	$5	$300
(Recoveries)	(81)	(95)	(77)	(66)	(33)
Net charge-offs (recoveries)	(39)	(50)	(58)	(61)	267
PROVISION FOR LOAN LOSSES (dollars in thousands)	$300	$300	$284	$599	$702
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$8,448	$8,098	$7,756	$7,096	$6,661
Provision	300	300	284	599	702
Net charge-offs (recoveries)	(39)	(50)	(58)	(61)	267
Balance at the end of period	$8,787	$8,448	$8,098	$7,756	$7,096

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 12/31/2021	Unaudited 09/30/2021	Unaudited 06/30/2021	Unaudited 03/31/2021	Audited 12/31/2020
Assets
Cash and due from banks	$63,840	$68,168	$104,229	$86,916	$79,698
Federal funds sold	228	240	234	234	222
Securities available for sale, at fair value	193,370	202,488	177,536	175,033	166,222
Loans held for sale	876	1,148	1,073	—	—
Loans, net of allowance for loan losses	976,933	914,628	869,271	867,195	829,238
Bank premises and equipment, net	18,249	18,572	18,627	18,822	18,725
Other assets	49,542	47,509	48,174	36,757	36,047
Total assets	$1,303,038	$1,252,753	$1,219,144	$1,184,957	$1,130,152
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$470,355	$448,217	$441,051	$435,296	$407,576
Savings and interest bearing demand deposits	583,296	557,804	532,269	504,775	476,864
Time deposits	123,584	124,644	126,078	127,918	128,658
Total deposits	$1,177,235	$1,130,665	$1,099,398	$1,067,989	$1,013,098
Other liabilities	15,523	12,286	12,144	11,904	11,980
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,192,758	$1,142,951	$1,111,542	$1,079,893	$1,025,078
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,556	8,521	8,515	8,495	8,460
Surplus	12,115	11,750	11,426	11,021	10,811
Retained earnings	89,764	88,446	86,539	84,462	82,524
Accumulated other comprehensive income	(155)	1,085	1,122	1,086	3,279
Total shareholders' equity	$110,280	$109,802	$107,602	$105,064	$105,074
Total liabilities and shareholders' equity	$1,303,038	$1,252,753	$1,219,144	$1,184,957	$1,130,152

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest and Dividend Income
Interest and fees on loans	$10,665	$9,249	$39,871	$35,273
Interest on federal funds sold	—	—	—	1
Interest and dividends on securities available for sale:
Taxable interest income	676	588	2,272	2,858
Interest income exempt from federal income taxes	98	127	419	588
Dividends	10	14	45	76
Interest on deposits in banks	16	12	69	112
Total interest and dividend income	$11,465	$9,990	$42,676	$38,908
Interest Expense
Interest on deposits	$373	$592	$1,677	$3,256
Interest on Federal Home Loan Bank advances	—	—	—	25
Total interest expense	$373	$592	$1,677	$3,281
Net interest income	$11,092	$9,398	$40,999	$35,627
Provision For Loan Losses	300	702	1,483	1,457
Net interest income after provision for loan losses	$10,792	$8,696	$39,516	$34,170
Noninterest Income
Income from fiduciary activities	$648	$317	$1,891	$1,398
Service charges on deposit accounts	328	246	1,087	920
Other service charges and fees	1,215	1,255	5,252	4,757
Gain on the sale of bank premises and equipment	—	5	—	5
(Loss) gain on sales of AFS securities	—	—	24	687
Gain on sale of loans HFS	813	—	1,658
Officer insurance income	160	93	528	310
Other operating income	198	335	880	502
Total noninterest income	$3,362	$2,251	$11,320	$8,579
Noninterest Expenses
Salaries and employee benefits	$5,881	$4,874	$21,854	$18,074
Occupancy expenses	484	380	1,803	1,592
Equipment expenses	251	222	959	988
Advertising and marketing expenses	185	198	659	707
Stationery and supplies	30	50	155	144
ATM network fees	288	272	1,135	1,009
Other real estate owned expenses	4	13	41	9
(Gain) loss on the sale of other real estate owned	73	(11)	201	(143)
FDIC assessment	197	105	606	221
Computer software expense	244	198	996	679
Bank franchise tax	198	177	781	705
Professional fees	2,642	261	3,760	1,120
Data processing fees	348	493	1,541	1,657
Other operating expenses	1,058	855	3,558	2,679
Total noninterest expenses	$11,883	$8,087	$38,049	$29,441
Income before income taxes	$2,271	$2,860	$12,787	$13,308
Income Tax Expense	(12)	354	1,766	2,136
Net income	$2,283	$2,506	$11,021	$11,172
Earnings Per Share
Net income per common share, basic	$0.66	$0.74	$3.20	$3.27
Net income per common share, diluted	$0.66	$0.74	$3.20	$3.27

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Year Ended
	December 31, 2021			December 31, 2020
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$162,717	$2,317	1.42%	$130,566	$2,934	2.25%
Tax-Exempt (1)	15,936	530	3.33%	21,764	744	3.42%
Total Securities	$178,653	$2,847	1.59%	$152,330	$3,678	2.41%
Loans:
Taxable	$889,035	$39,643	4.46%	$744,622	$34,925	4.69%
Non-accrual	4,024	—	—%	3,618	—	—%
Tax-Exempt (1)	6,734	289	4.29%	9,992	441	4.42%
Total Loans	$899,793	$39,932	4.44%	$758,232	$35,366	4.66%
Federal funds sold	223	—	0.10%	359	1	0.24%
Interest-bearing deposits in other banks	68,868	69	0.10%	47,261	112	0.24%
Total earning assets	$1,143,513	$42,848	3.75%	$954,564	$39,157	4.10%
Allowance for loan losses	(7,980)			(6,041)
Total non-earning assets	83,146			66,007
Total assets	$1,218,679			$1,014,530
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$145,652	$312	0.21%	$108,965	$347	0.32%
Money market accounts	225,960	583	0.26%	184,346	930	0.50%
Savings accounts	156,861	92	0.06%	122,560	121	0.10%
Time deposits:
$250,000 and more	67,287	411	0.61%	75,520	1,203	1.59%
Less than $250,000	58,565	279	0.48%	60,600	655	1.08%
Total interest-bearing deposits	$654,325	$1,677	0.26%	$551,991	$3,256	0.59%
Federal funds purchased	1	—	0.36%	1	—	0.60%
Federal Home Loan Bank advances	—	—	—%	7,650	25	0.33%
Total interest-bearing liabilities	$654,326	$1,677	0.26%	$559,642	$3,281	0.59%
Noninterest-bearing liabilities:
Demand deposits	443,662			341,229
Other Liabilities	12,521			12,357
Total liabilities	$1,110,509			$913,228
Shareholders' equity	108,170			101,302
Total liabilities and shareholders' equity	$1,218,679			$1,014,530
Net interest income		$41,171			$35,876
Net interest spread			3.49%			3.51%
Interest expense as a percent of average earning assets			0.15%			0.34%
Net interest margin			3.60%			3.76%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	December 31, 2021			December 31, 2020
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$182,802	$687	1.49%	$130,033	$602	1.84%
Tax-Exempt (1)	14,318	124	3.46%	19,098	161	3.35%
Total Securities	$197,120	$811	1.64%	$149,131	$763	2.03%
Loans:
Taxable	$957,695	$10,643	4.42%	$811,055	$9,165	4.50%
Non-accrual	3,416	—	—%	4,911	—	—%
Tax-Exempt (1)	2,804	27	3.80%	9,687	106	4.37%
Total Loans	$963,915	$10,670	4.40%	$825,653	$9,271	4.47%
Federal funds sold	215	—	0.13%	236	—	0.07%
Interest-bearing deposits in other banks	48,473	16	0.13%	66,662	12	0.07%
Total earning assets	$1,206,307	$11,497	3.79%	$1,036,771	$10,046	3.85%
Allowance for loan losses	(8,583)			(6,678)
Total non-earning assets	90,757			71,423
Total assets	$1,288,481			$1,101,516
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$154,889	$79	0.20%	$120,244	$70	0.23%
Money market accounts	250,326	143	0.23%	208,357	178	0.34%
Savings accounts	166,438	25	0.06%	133,886	20	0.06%
Time deposits:
$250,000 and more	65,670	66	0.40%	68,793	210	1.21%
Less than $250,000	57,981	60	0.41%	60,379	114	0.75%
Total interest-bearing deposits	$695,304	$373	0.21%	$591,659	$592	0.40%
Federal funds purchased	1	—	0.64%	1	—	0.40%
Federal Home Loan Bank advances	—	—	—%	—	—	—%
Total interest-bearing liabilities	$695,305	$373	0.22%	$591,660	$592	0.40%
Noninterest-bearing liabilities:
Demand deposits	468,801			391,240
Other Liabilities	13,892			14,302
Total liabilities	$1,177,998			$997,202
Shareholders' equity	110,483			104,314
Total liabilities and shareholders' equity	$1,288,481			$1,101,516
Net interest income		$11,124			$9,454
Net interest spread			3.57%			3.45%
Interest expense as a percent of average earning assets			0.12%			0.23%
Net interest margin			3.67%			3.63%

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
GAAP Financial Measurements:
Interest Income - Loans	$10,665	$10,049	$9,749	$9,408	$9,249
Interest Income - Securities and Other Interest-Earnings Assets	800	733	664	608	741
Interest Expense - Deposits	373	383	434	487	592
Total Net Interest Income	$11,092	$10,399	$9,979	$9,529	$9,398
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$6	$11	$22	$22	$22
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	26	26	28	31	34
Total Tax Benefit on Tax-Exempt Interest Income	$32	$37	$50	$53	$56
Tax-Equivalent Net Interest Income	$11,124	$10,436	$10,029	$9,582	$9,454